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                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of August 16, 1999, by and between DigitalConvergence.com Inc., a corporation incorporated under the laws of the state of Delaware, with its principal place of business at 4264 Kellway Circle, Addison, Texas 75001 (the "Company"), and SCOTT CARLIN, residing at the address set forth at the end of this Agreement (the "Executive").

                              W I T N E S S E T H:

       WHEREAS, the Company and the Executive desire to set forth the terms and conditions of the Executive's employment by the Company;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. TERM OF EMPLOYMENT. The Executive's employment under this Agreement shall be for a term commencing on October 4, 1999 and terminating on October 3, 2002, subject to earlier termination as provided in section 5 hereof (the "Term of Employment"). Each year of the Term of Employment is referred to herein as a "Contract Year."

         2. EMPLOYMENT. During the Term of Employment, the Company shall employ the Executive as President, Media, and the Executive shall serve in such position, perform such services and have such authority, functions, duties, powers and responsibilities as ordinarily are associated with such title. The Executive shall report solely to the President, CEO and Board of Directors of the Company. The Executive shall faithfully and diligently serve the Company and shall devote all of his business time, attention, skill and efforts thereto; provided, that the Executive may manage his passive investments and be involved in charitable interests. The Executive shall be based in New York City.

         3.  COMPENSATION AND OTHER REMUNERATION.

             3.1 BASE SALARY. The Company shall pay to the Executive during the Term of Employment base salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000); provided, that Executive's base salary shall be increased to Four Hundred Thousand Dollars ($400,000) at such time as the Company closes a financing or financings which raise(s) an aggregate

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of $40 million; provided further, that Executive's base salary shall be further increased to a level to be negotiated in good faith at such time as the Company completes an initial public offering. Base salary will be paid in accordance with the customary payroll practices of the Company and shall be subject to required payroll deductions and withholdings. The compensation due to Executive hereunder shall be due and payable notwithstanding any compensation which Executive may earn from any other entity or outside source.

             3.2 BONUS. The Executive shall be eligible to receive a bonus in respect of each Contract Year in such amount, if any, as may be determined by the Company's board of directors.

             3.3 VACATION. The Executive shall be entitled to a reasonable number of days of vacation during each Contract Year, scheduled in advance with the Company to avoid excessive disruption of the Company's operations.

             3.4  STOCK OPTIONS.

                  3.4.1. Pursuant to one or more stock option agreements (hereafter referred to as the "Stock Option Agreement") dated the date hereof, the Company shall grant to Executive stock options, under and pursuant to the Company's 1999 Stock Option Plan, to purchase one thousand five hundred (1,500) shares of its common stock, $.01 par value ("Common Stock"), at the price of Two Thousand Eighty-Five Dollars ($2,085) per share. Twenty five percent (25%) of these options will vest immediately upon grant, and the balance will vest in thirds on the last day of the first, second and third Contract Year, provided Executive is employed on such dates, except as otherwise provided in the last sentence hereof. The Stock Option Agreement will provide that the maximum number of options which may be issued in the form of incentive stock options pursuant to Section 422 of the Internal Revenue Code will be so issued, with the balance of the options granted pursuant hereto to be issued as non-qualified options. The Stock Option Agreement will further provide that if the Executive dies during the Term of Employment or if the Company terminates this Agreement due to his disability (as described below) or without "Cause" (as defined below), or the Executive terminates this Agreement for "Good Reason" (as defined below), all unvested options shall immediately become exercisable.

                  3.4.2. Pursuant to a second Stock Option Agreement dated the date hereof, the Company shall grant to Executive stock options, under and pursuant to the Company's 1999 Stock Option Plan, to purchase two hundred fifty
(250) shares of Common Stock at the price of Two Thousand Eighty-Five Dollars ($2,085) per share. The Stock Option Agreement will provide that the maximum number of options which may be issued in the form of incentive stock options pursuant to Section 422 of the Internal Revenue Code will be so issued, with the balance of the options granted pursuant hereto to be issued as non-qualified options. Such options shall become



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fully vested (i) upon satisfaction of the performance criteria described in
Exhibit A, annexed hereto, or (ii) if the Executive dies or if the Company terminates this Agreement due to his disability (as described below) or without "Cause" (as defined below) or the Executive terminates this Agreement for "Good Reason" (as defined below), if such event occurs prior to the fulfillment of such performance criteria.

                  3.4.3 All vested options will be exercisable for a period of ten (10) years from the date of grant, regardless of whether this Agreement has terminated. Any options granted in the form of incentive stock options which are not exercised within three (3) months of the termination of employment (other than due to death or disability) or twelve (12) month in the event of termination due to disability automatically shall be converted into non-qualified options.

         4.  BENEFITS; REIMBURSEMENT OF BUSINESS EXPENSES.

             4.1 BENEFITS. The Executive shall participate in all benefit plans of the Company generally available to its employees and/or to any senior executive of the Company, whether now existing or hereafter established (collectively, the "Benefit Plans"). The extent of Executive's participation in the Benefit Plans shall be at the same level as the most senior executives of the Company. Notwithstanding the foregoing, Company shall provide comprehensive medical insurance for Executive, his wife and his minor children.

             4.2 REIMBURSEMENT OF BUSINESS EXPENSES. Business expenses incurred by the Executive in accordance with the Company's policies will be reimbursed upon the presentation of receipts.

             4.3  MOVING AND CERTAIN OTHER EXPENSES.

                  4.3.1 The Company will pay or reimburse the Executive for the expenses of his moving from California to New York, up to Twenty-Five Thousand Dollars ($25,000).

                  4.3.2 The Company will reimburse the Executive for the rental cost ($3,250 per month) of his Los Angeles apartment (including utilities of approximately $250 per month) until the Executive is able to arrange for the possessions in such apartment to be moved to the Executive's permanent home in New York City; provided, however, that such reimbursement will not extend beyond December 31, 1999.

             4.4 INSURANCE. During any period that the Executive is rendering any services hereunder, the Company agrees to cause Executive to be named as an insured under a director and officer liability insurance policy which the Company shall obtain.



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         5.  TERMINATION.

             5.1  TERMINATION FOR CAUSE.

                  5.1.1 The Company may terminate this Agreement and all of the Company's obligations hereunder, other than its obligations set forth below in this section 5.1, for "Cause." "Cause" shall mean that the Executive (i) is convicted of a felony, or any misdemeanor involving fraud or theft, (ii) engages in dishonest behavior which materially adversely affects the Company,
(iii) commits a willful and intentional act having the effect of materially injuring the reputation or business of the Company, including, without limitation, habitual use of illegal drugs or alcohol or (iv) materially breaches this Agreement and, after having been given written notice thereof by the Company, fails to correct such breach within ten (10) days after receipt of such notice.

                  5.1.2 In the event of termination by the Company for Cause, the Company shall have no further obligations to the Executive other than to pay (i) base salary accrued through the effective date of termination; and (ii) all other benefits and amounts which may be then due the Executive under the general provisions then in effect of any Benefit Plan ((i) and (ii) collectively, the "Termination Entitlements").

             5.2 TERMINATION DUE TO DEATH. This Agreement shall terminate upon the Executive's death, and in such event the Company shall have no further obligations hereunder, other than to pay to the Executive's estate the Termination Entitlements.

             5.3 TERMINATION DUE TO DISABILITY. If, during the Term of Employment, the Executive shall become physically or mentally disabled, whether totally or partially, so that he is unable to perform the material functions of his position for periods aggregating one hundred thirty five (135) days in any twelve (12) month period, the Company shall be entitled to terminate this Agreement upon written notice to the Executive given at any time thereafter during which the Executive is still so disabled. Upon such termination, the Term of Employment shall end, and the Company shall have no further obligations hereunder other than to pay to the Executive the Termination Entitlements.

             5.4 TERMINATION FOR GOOD REASON. "Good Reason" shall mean any of the following: (i) a material breach by the Company of this Agreement, (ii) a material diminution of Executive's authority, duties or responsibilities with the Company, (iii) the assignment to Executive of duties materially inconsistent with Executive's position with the Company, unless otherwise approved by the Executive, or (iv) a change in the reporting structure as specified in section 2.1 hereof, unless otherwise approved by the Executive. If there exists an event or condition that constitutes Good Reason, and such event or condition is not cured within ten (10) days following



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Executive's giving the Company notice thereof, Executive at any time thereafter shall have the right to terminate this Agreement by giving the Company written notice of such termination, and upon his doing so, the provisions of sections 3.4.1, 3.4.2 and 5.5 and all other relevant provisions hereof shall apply.

             5.5 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Company terminates this Agreement without Cause (as defined in section 5.1 hereof), or if the Executive terminates this Agreement for Good Reason (as defined in section 5.4 hereof), in addition to the Termination Entitlements, the Executive shall be entitled to receive all base salary due for the balance of the Term of Employment in a lump sum within thirty (30) days of the date of termination.

             5.6 STOCK OPTION VESTING. The impact of the termination of this Agreement on the stock options referred to in section 3 hereof, shall be as described in section 3 and in the Stock Option Agreements under which such options shall be issued.

         6. PROTECTION OF CONFIDENTIAL INFORMATION. The Executive acknowledges that employment by the Company will bring the Executive into close contact with the confidential affairs of the Company and its affiliates. In recognition of the foregoing, the Executive covenants and agrees that the Executive will keep secret all confidential matters of the Company and its affiliates, including, without limitation, the terms and provisions of this Agreement, and will not use for his own benefit or intentionally disclose such matters to anyone outside of the Company, either during or after the Term of Employment, except with the Company's consent, provided that (i) the Executive shall have no such obligation to the extent such matters are or become publicly known other than as a result of the Executive's breach of his obligations hereunder; (ii) the Executive may disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process; and (iii) the Executive may disclose the terms of this Agreement to his attorney(s), accountant(s) and/or financial advisor(s).

         7. OWNERSHIP OF WORK PRODUCT. The Executive acknowledges that in the course of employment hereunder, he may conceive of, discover, or create inventions or new contributions relating to the subject matter of his employment (all of the foregoing being collectively referred to herein as "Work Product"). The Executive acknowledges that, unless the Company otherwise agrees, all of such Work Product shall be owned by and belong exclusively to the Company. The Executive shall further, unless the Company otherwise agrees in writing, (i) promptly disclose any such Work Product to the Company; (ii) assign to the Company, upon request, the entire rights to such Work Product to the extent not otherwise owned at law by the Company; and (iii) sign all papers reasonably necessary to carry out the foregoing.



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         8.  REPRESENTATIONS. Both Executive and Company represent and warrant that each is not a party to any agreements or understandings which would prevent the fulfillment by such party of the terms of this Agreement or which would be violated by entering into this Agreement and performing such party's obligations hereunder.

         9. NOTICES. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or three days after being mailed first-class, postage prepaid, by registered or certified mail, to the address of the recipient given herein (or such other address of which notice is given or, in the case of notice to the Executive, to the most recent address set forth on the records of the Company).

         10. INDEMNIFICATION. The Company shall indemnify Executive against any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with any action or proceeding, whether civil, criminal, judicial, legislative, administrative or investigative, or in connection with an appeal therein, by reason of the fact that Executive is or was a director, officer, employee, representative or agent of the Company; provided, however, that no such indemnification shall be made to Executive if an adverse judgment or other final adjudication establishes that the acts of Executive were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated. Without limiting the foregoing, Executive shall also be entitled to indemnification by the Company against any liability or damage, including attorney's fees and liabilities under federal and state securities laws, arising from any act or omission by Executive provided such act or omission was reasonably believed to be within the scope of Executive's authority or was taken upon advice of the accountants or legal counsel for the Company. The indemnification of Executive provided by this section 10 shall continue after Executive has ceased to be a director, officer, employee, representative or agent of the Company and shall inure to the benefit of Executive's heirs, executors, administrators and legal representatives.

         11.  GENERAL.

              11.1 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of the State of New York applicable to agreements made and to be wholly performed therein.

              11.2 CAPTIONS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.



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              11.3  ENTIRE AGREEMENT; NO OTHER REPRESENTATIONS. The parties expressly acknowledge, represent and agree that this Agreement is fully integrated and contains and constitutes the complete and entire agreement and understanding of the parties with respect to the subject matters hereof and supersedes any and all agreements, understandings and discussions, whether written or oral, between the parties with respect to the subject matters hereof, other than the Proprietary Rights and Information Agreement being entered into simultaneously herewith and further described in section 11.7 hereof. The parties further acknowledge, represent, and agree that neither has made any representations, promises or statements to induce the other party to enter into this Agreement, and each party specifically disclaims reliance, and represents that there has been no reliance, on any such representations, promises or statements.

              11.4 ASSIGNABILITY. This Agreement and the parties' rights and obligations hereunder may not be assigned by Executive or the Company without the other's prior written consent.

              11.5 AMENDMENTS; WAIVERS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and covenants hereof may be waived, only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement. 11.6 CONSTRUCTION. No presumption will be made or inference drawn because the attorneys for one of the parties drafted this Agreement or because of its drafting history.

              11.7 PROPRIETARY RIGHTS AND INFORMATION AGREEMENT. The parties acknowledge that simultaneously with the execution and delivery hereof, the Executive is executing and delivering a Proprietary Rights and Information Agreement ("PRIA"), and that paragraph III(d) thereof contains a twelve (12) month post-termination restriction on any activity that "competes with the business of the Company...." The parties hereby confirm their mutual understanding that the quoted phrase will be deemed to apply only to activities which compete with the business of the Company by virtue of the use of technology similar to, or functionally the equivalent of, the technology employed by the Company.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written. DigitalConvergence.com Inc.



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                                 DigitalConvergence.com Inc.




                                 By:  /s/ J. Jovan Philyaw
                                     ----------------------

                                 Its: C.E.O.
                                     ----------------------

                                 SCOTT CARLIN



                                 Signature: /s/ Scott Carlin
                                           -----------------

Address:________________________

        ________________________